NAREIT Annual Convention

NOVEMBER 2013

PROPERTY OPERATIONS

Steady revenue growth & superior cost control	Above average and predictable NOI growth
High customer service, lower turnover philosophy	Lower cost, higher rental rate growth
Proactive management of changing market conditions	Build occupancy in weaker markets ahead of seasonal slowdown

PORTFOLIO MANAGEMENT

Geographic Diversification (% NOI)


California
Northeast
Sunbelt
Mid Atlantic
Southeast
Midwest

Price Point Diversification (% Conv GAV)*


A Quality
B/B+ Quality
C+ Quality
C Quality

- Aimco allocation to California increasing to ~33% in coming years as redevelopments come online
- Capital recycling increases average revenue per unit ~$100/year for the next several years
- Future portfolio: ~40% A; ~40% B; ~20% high-rent C

REDEVELOPMENT

FCF IRR: ~10%, funded in part by sale of lower rated properties with FCF IRRs of 6%-7%

NOI Yield: ~7% with cost overruns offset by rent achievement and submarket rent growth

NOI Yield on 2012 Starts

At inception	7.0%
Cost overruns (~10%)	-0.7%
Submarket rent growth since inception (~8%)	0.5%
Rent achievement (~104%)	0.2%
Current	**7.0%**

KEY OBJECTIVES FOR 2014


Above trend NOI growth
Portfolio average revenue per unit up ~$100 to > $1,500
Leverage < 7.0x EBITDA
Scale offsite costs with changes in portfolio

* Asset Quality Definitions: Aimco's portfolio strategy seeks predictable rent growth from a portfolio of "A," "B" and "C" quality market-rate properties, averaging "B/B+" in quality, and diversified among the largest coastal and job growth markets in the U.S., as measured by total apartment value. Aimco measures asset quality based on rents compared to local market average rents as reported by REIS, a third-party provider of commercial real estate performance information and analysis. Aimco defines asset quality as follows: "A" quality assets are those with rents greater than 125% of local market average; "B" quality assets are those with rents 90% to 125% of local market average; and "C" quality assets are those with rents less than 90% of local market average. The chart on the opposite page illustrates Aimco’s Conventional Property portfolio quality based on 2Q 2013 data, the most recent period for which third-party data is available. Forward Looking Statements and Other Information This presentation contains forward-looking statements within the meaning of the federal securities laws, including, without limitation, statements regarding projected results and specifically: forecasts of 2013 financial and operating results; Aimco's development and redevelopment project investments, timelines and stabilized rents; and projected 2014 leverage ratios. These forward-looking statements reflect management’s judgment as of this date, and Aimco assumes no obligation to revise or update them to reflect future events or circumstances. These forward-looking statements include certain risks and uncertainties. Readers should carefully review Aimco’s financial statements and notes thereto, as well as the risk factors described in Aimco’s Annual Report on Form 10-K for the year ended December 31, 2012, and the other documents Aimco files from time to time with the Securities and Exchange Commission. This presentation does not constitute an offer of securities for sale. Future quarterly dividend payments are subject to determinations by Aimco's board of directors based on the circumstances at the time of authorization, and the actual dividends paid may vary from the currently expected amounts. NAREIT ANNUAL CONVENTION NOVEMBER 2013